Exhibit 99.1

NEWS RELEASE
26

CONTACTS:
MEDIA RELATIONS                                        INVESTOR RELATIONS
Mike Martin - 585-218-3669                             Bob Czudak - 585-218-3668
Kevin Harwood - 585-218-3666

      CONSTELLATION BRANDS REPORTS AUTOMATIC CONVERSION OF ITS OUTSTANDING
                                DEPOSITARY SHARES

         FAIRPORT, N.Y., Sept.1, 2006 -- Constellation Brands, Inc. (NYSE: STZ), (ASX: CBR) announced today that its outstanding depositary shares, each representing 1/40th of a share of Constellation's 5.75% Series A Mandatory Convertible Preferred Stock (the "Preferred Stock"), automatically converted into shares of Constellation's Class A Common Stock, pursuant to the terms of the certificate of designations governing the Preferred Stock and the deposit agreement governing the depositary shares. The depositary shares converted at a rate of 1.4638 shares of Class A Common Stock per depositary share.

         The automatic conversion, together with optional conversions during August 2006, increased Constellation's outstanding shares of Class A Common Stock by approximately 9,983,000 shares. As a result of the automatic conversion, Constellation will no longer pay quarterly dividends on the Preferred Stock. No fractional shares of Constellation's Class A Common Stock were issued in the automatic conversion. Each holder of depositary shares is receiving cash in lieu of any fractional shares of Constellation's Class A Common Stock otherwise issuable upon conversion of the depositary shares.

About Constellation Brands

         Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann's, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at http://www.cbrands.com.